Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS

TOANO, Va., October 31, 2016 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the third quarter ended September 30, 2016.

Third quarter Results

Net sales in the third quarter of 2016 were $244.1 million, an increase of 3.4% from the third quarter of 2015. This includes a comparable store net sales increase of 1.0%, which reflected a 0.5% increase in customers invoiced in comparable stores. Non-comparable store net sales increased $5.6 million over the comparable prior year period. The Company opened one new store during the third quarter of 2016.

Gross margin was 31.4% in the third quarter of 2016, compared with 30.1% in the prior year period. The increase in gross margin was favorably impacted by the items highlighted in the attached supplemental schedule along with changes in the Company’s pricing strategy, where it reduced promotional activity and the sale of clearance product from 2015 levels, and increases in the sales mix of laminates and vinyl, which generally have lower retail price points and above average gross margins.

Selling, general and administrative ("SG&A") expenses in the third quarter of 2016 were $100.7 million compared to $88.3 million in the prior year quarter. The costs in both periods were heavily impacted by the items highlighted in the attached supplemental schedule. The increase in SG&A year over year was driven by $3.3 million in higher payroll related costs as a result of greater store level staffing, commissions, and corporate function investment, net of retention costs incurred in 2015, $3.5 million in higher advertising, and the balance reflecting changes in other corporate expenses and legal and regulatory expenses. As a percentage of net sales, SG&A increased to 41.2% from 37.4% during the prior year period,

Net loss for the third quarter of 2016 was $18.4 million, or a loss of $0.68 per diluted share, as compared to a net loss of $8.5 million, or $0.31 per diluted share, during the prior year period.

Cash and cash equivalents at September 30, 2016 totaled $8.8 million compared with $26.7 million at December 31, 2015. At September 30, 2016, the Company had $20.0 million outstanding on its revolving credit facility, with remaining availability of $95.7 million. In August 2016, the Company increased its asset-based revolving credit facility to $150 million.

John Presley, Chief Executive Officer, commented, “We are pleased with the direction of our sales performance this quarter but recognize we have work to do to restore Lumber Liquidators to growth and profitability for the long term. We continue to invest in our value proposition while focusing on execution within the business and have taken steps to strengthen our financial position. We remain committed to the strategic direction we set for the Company and believe our actions will improve our performance over time.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on October 31, 2016, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through November 7, 2016 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13645805. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 375 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "thinks," "estimates," "seeks," "predicts," "could," "projects," "potential" and other similar terms and phrases, are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, profitability, comparable store net sales, margins, return on invested capital, strategic direction, the demand for the Company's products, store openings and remodels, and the improvement of the Company’s performance. The Company's actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rates; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company's suppliers; the ability to retain and motivate the Company's employees; the availability of sufficient suitable hardwood; the impact on customer of our promotional strategy and our assortment displayed in a good-better-best format; the impact on the Company if it is unable to maintain quality control over its products; the cost and effect on the Company's reputation of, and consumers' purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company's laminate flooring sourced from China; the Company's suppliers' ability to meet its quality assurance requirements; disruption in the Company's suppliers' abilities to supply needed inventory; the impact on the Company's business of its expansion of laminate products sourced from Europe and North America and the flooring industry's demand for product from these regions; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company's competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company's indoor air quality testing program; the ability to collect necessary information from applicable customers in connection with indoor air quality test results; changes in business and consumer spending and the demand for the Company's products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the Company's ability to offset the effects of the rate of inflation, if higher than expected; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company's products; the duration, costs and outcome of pending or potential litigation or governmental investigations; the ability to successfully and timely implement the Environmental Compliance Plan in accordance with the terms of the 2015 plea agreement with the Department of Justice; the ability to make timely payments pursuant to the terms of the plea agreement entered into with the Department of Justice related to the Lacey Act; the ability to borrow under its asset-backed revolving credit facility; the ability to reach an appropriate resolution in connection with the governmental investigations; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2015.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current Assets:
Cash and Cash Equivalents	$8,788	$26,703
Merchandise Inventories	253,371	244,402
Insurance Receivable	28,500	—
Prepaid Expenses	7,200	5,931
Other Current Assets	44,705	45,752
Total Current Assets	342,564	322,788
Property and Equipment, net	116,639	121,997
Goodwill	9,693	9,693
Other Assets	2,582	1,724
Total Assets	$471,478	$456,202

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$75,096	$55,247
Customer Deposits and Store Credits	32,606	33,771
Accrued Compensation	8,705	6,057
Accrued Securities Class Action	45,670	—
Sales and Income Tax Liabilities	4,496	3,914
Other Current Liabilities	28,160	28,755
Total Current Liabilities	194,733	127,744
Other Long-Term Liabilities	21,505	20,252
Deferred Tax Liability	16,593	10,638
Revolving Credit Facility	20,000	20,000
Total Liabilities	252,831	178,634

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 27,245,426 and 27,088,460 shares outstanding, respectively)	30	30
Treasury Stock, at cost (2,853,492 and 2,824,814 shares, respectively)	(139,415)	(138,987)
Additional Capital	184,872	180,590
Retained Earnings	174,530	237,600
Accumulated Other Comprehensive Loss	(1,370)	(1,665)
Total Stockholders’ Equity	218,647	277,568
Total Liabilities and Stockholders’ Equity	$471,478	$456,202

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net Sales	$244,082	$236,064	$715,687	$743,969
Cost of Sales	167,393	165,068	492,305	519,077
Gross Profit	76,689	70,996	223,382	224,892
Selling, General and Administrative Expenses	100,661	88,333	307,797	276,564
Operating Income (Loss)	(23,972)	(17,337)	(84,415)	(51,672)
Other Expense	168	56	450	137
Income (Loss) Before Income Taxes	(24,140)	(17,393)	(84,865)	(51,809)
Income Tax Expense (Benefit)	(5,702)	(8,914)	(21,795)	(15,203)
Net Income (Loss)	$(18,438)	$(8,479)	$(63,070)	$(36,606)
Net Income (Loss) per Common Share—Basic	$(0.68)	$(0.31)	$(2.32)	$(1.35)
Net Income (Loss) per Common Share—Diluted	$(0.68)	$(0.31)	$(2.32)	$(1.35)
Weighted Average Common Shares Outstanding:
Basic	27,197,445	27,086,443	27,132,398	27,080,389
Diluted	27,197,445	27,086,443	27,132,398	27,080,389

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash Flows from Operating Activities:
Net Income (Loss)	$(63,070)	$(36,606)
Adjustments to Reconcile Net Income (Loss) to Net Cash (Used in) Provided by Operating Activities:
Depreciation and Amortization	13,183	13,087
Stock-Based Compensation Expense	4,478	1,883
Stock-Based Portion of Provision for Securities Class Action	19,670	—
Impairment Charges	—	8,394
Deconsolidation of Variable Interest Entity	—	1,457
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(9,715)	65,949
Accounts Payable	19,869	(23,702)
Customer Deposits and Store Credits	(1,079)	(964)
Prepaid Expenses and Other Current Assets	(28,698)	(11,696)
Other Assets and Liabilities	35,140	15,412
Net Cash (Used in) Provided by Operating Activities	(10,222)	33,214
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(8,268)	(19,471)
Other Investing Activities	575	—
Net Cash Used in Investing Activities	(7,693)	(19,471)
Cash Flows from Financing Activities:
Borrowings on Revolving Credit Facility	17,000	39,000
Payments on Revolving Credit Facility	(17,000)	(19,000)
Payments for Debt Issuance Costs	(931)	—
Other Financing Activities	125	(287)
Net Cash (Used in) Provided by Financing Activities	(806)	19,713
Effect of Exchange Rates on Cash and Cash Equivalents	806	61
Net (Decrease) Increase in Cash and Cash Equivalents	(17,915)	33,517
Cash and Cash Equivalents, Beginning of Period	26,703	20,287
Cash and Cash Equivalents, End of Period	$8,788	$53,804

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

(in thousands)

(unaudited)

Items impacting gross margin with comparisons to the prior year include:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(dollars in thousands)
Inventory Impairments [1]	$-	$-	$-	$7,332
Antidumping Charges [2]	$-	$-	$5,450	$4,921
Indoor Air Quality Testing Program [3]	$-	$2,412	$6,187	$9,643

___________________

1 Inventory impairment charges were related to our decision to simplify our business by phasing out a significant portion of tile flooring and related accessories and discontinuing certain vertical integration initiatives.

2 We incurred countervailing and antidumping costs of $5.5 million and $4.9 million associated with applicable shipments of engineered hardwood from China for the nine months ended September 30, 2016 and 2015, respectively.

3 During the three months ended September 30, 2016 and 2015, we incurred costs related to our indoor air quality testing program of $0 and $2.4 million, respectively. Prior to June 30, 2016, costs related to our indoor air quality testing program were expensed as incurred. During the second quarter of 2016, we recorded an accrual of $3.0 million, which represented our best estimate of costs to be incurred in the future periods related to this program.

Items impacting SG&A with comparisons to the prior year include:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(dollars in thousands)
Securities and Derivatives Class Action [1]	$4,250	$-	$22,170	$-
Legal and Professional Fees [2]	$6,321	$6,135	$25,028	$16,930
All Other [3]	$580	$5,687	$2,800	$19,457

___________________

1 For the three months ended September 30, 2016, this amount represents the net charge to earnings related to the stock-based element of our proposed settlement in the securities class action lawsuit. For the nine months ended September 30, 2016, this amount represents the net charge to earnings related to the stock-based element of our proposed settlement in the securities class action lawsuit in addition to $2.5 million related to our derivatives class action lawsuit. See Part II, Item 1 on Legal Proceedings for a complete discussion of these matters.

2 Represents charges to earnings related to our defense of various significant legal actions during the period. This does not include all legal costs incurred by the Company.

3 All other primarily relates to settlement accruals related to the completed DOJ-Lacey Act investigation in 2015, various payroll factors, including our retention initiatives, impairment charges related to our decision to simplify our business and the net impact of the CARB and Prop 65 settlements in 2016.